Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-233253
333-233253-01

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated August 27, 2020)

INVESCO DB US DOLLAR INDEX TRUST

INVESCO DB US DOLLAR INDEX BEARISH FUND

185,882,020 Common Units of Beneficial Interest

This Prospectus Supplement No. 3 (“Supplement No. 3”) supplements and amends the Prospectus dated August 27, 2020 (the “Prospectus”), as previously supplemented.

1.

Effective January 31, 2021 (the “Effective Date”), DWS Investment Management Americas, Inc. (“DIMA”) ceased serving as the Marketing Agent for the Invesco DB US Dollar Index Bearish Fund (the “Fund”). Accordingly, as of the Effective Date, all references to the Marketing Agent, DIMA in the context of serving as the Marketing Agent to the Fund, and any related marketing services fees are deleted.

2.

As of the Effective Date, Deutsche Bank Securities, Inc. replaced DIMA as the Fund’s Index Sponsor. Accordingly, as of the Effective Date, all references to DIMA in the context of serving as the Index Sponsor are replaced with Deutsche Bank Securities, Inc. In addition, the following replaces the last sentence of the first paragraph on page 70 of the Prospectus within the “Index Sponsor” section:

The Agreement is for an initial one-year period which commenced on January 31, 2021, with additional one-year renewal terms unless terminated.

Shares of the Invesco DB US Dollar Index Bearish Fund are listed on NYSE Arca, Inc. under the symbol “UDN.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 3 is February 1, 2021.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBUDN-PRO-1-SUP-3 020121